Exhibit 10.25

TRANSITION AGREEMENT

Jarett Janik (“Executive”) and E2open, LLC (the “Company”), enter into this Transition Agreement (“Agreement”). The parties mutually wish to professionally address any outstanding issues and in consideration of the benefits, promises, and covenants contained herein, agree as follows:

1.
Transition. Executive will begin transitioning from his role as Chief Financial Officer of the Company and E2open Parent Holdings, Inc. (“E2open Parent”) effective May 16, 2022 (“Transition Date”). Executive will remain employed by the Company in an advisory capacity to assist in the transition of the Chief Financial Officer function to the incoming individual and will use best efforts and devote the appropriate time and effort to ensure the smooth transition of the applicable departments to the Executive’s successor.

2.
Separation. Executive will separate from his employment with the Company effective August 31, 2022 (“Separation Date”), thereby discontinuing any employer/Executive relationship between the Company and Executive.

3.
Consideration. In consideration of the promises and covenants set forth in this Agreement, and Executive’s compliance with this Agreement, the Company agrees to provide the following benefits:

a.
FY2022 Equity Incentive Awards. Executive is entitled to acceleration of the vesting of all outstanding equity awarded under the 2021 Omnibus Incentive Plan, including time-based RSUs, performance-based RSUs, and performance-based options which remain subject to time-based vesting at the time of the Separation Date. For purposes of the performance-based options, Executive shall have a one-year period from the Separation Date to exercise such options. Any options remaining unexercised following August 31, 2023 shall terminate in accordance with the terms of the 2021 Omnibus Incentive Equity Plan.

b.
Payout of BluJay Synergy Incentive Program. Executive shall be eligible for additional cash bonus payouts (the “BluJay Synergy Incentive Program”) to recognize achievement of operational efficiency goals, including costs reductions and revenue generation related to the acquisition of BluJay Solutions. Actual payout will be dependent on the Company’s achievement of corporate synergy objectives as determined by the Compensation Committee. It is anticipated that the first payout will occur in May 2022; Executive shall receive 100% of the first payout award. Should the Compensation Committee determine additional payouts are owing under the BluJay Synergy Incentive Program, Executive shall be eligible to receive 85% of any future payouts. Executive recognizes that the Company will withhold from this payment applicable federal and state taxes, F.I.C.A., and other standard payroll deductions.

c.
Executive Severance Plan. The Board of Directors of E2open Parent determined that Executive is eligible for benefits pursuant to the Executive Severance Plan as listed below. All cash payments provided for in this Section 3(d) shall be made on the first day of the payroll period immediately following both (a) the Separation Date and (b) the date on which the Release and Non-Competition Agreement becomes effective and non-revocable (the “Payment Commencement Date”), provided, that if the consideration and revocation periods set forth in the Release and Non-Competition Agreement begin in one calendar year and end in a second calendar year, then such Payment Commencement Date shall not occur before the first day in the second of such two calendar years.

i.
Cash Payout: Executive shall receive a lump sum cash payout of $750,000 following the Separation Date. Executive recognizes that the Company will withhold from this payment applicable federal and state taxes, F.I.C.A., and other standard payroll deductions.

ii.
Payout of FY2023 Executive Incentive Plan. Executive shall be eligible for a prorated payout of the Executive Annual Incentive Plan for fiscal year 2023. Your incentive target for fiscal year 2023 is $400,000. Actual payout will be dependent on the Company’s achievement of global corporate objectives as determined by the Compensation Committee and will be prorated based on the Separation Date. It is anticipated that payout will occur in May 2023. Executive recognizes that the Company will withhold from this payment applicable federal and state taxes, F.I.C.A., and other standard payroll deductions.

iii.
COBRA Benefits: After the Separation Date, subject to the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), coverage under the Company medical, vision, dental and prescription benefits will continue to be available to the Executive and his covered dependents by the Company for a period until the earlier of (i) eighteen (18) months following the Separation Date and (ii) the first day the Executive becomes eligible for comparable benefits under the welfare benefit plans of a subsequent employer (such date, the “COBRA Subsidy Cessation Date”), during which period the Executive will be responsible for the payment of the same amount of premiums for such coverage as would be paid by a similarly situated full-time Executive of the Company, and the Company will pay all additional premium amounts; provided, that, the Executive is eligible and remains eligible for COBRA coverage. Following the COBRA Subsidy Cessation Date and for the remainder of the eighteen (18) month period described above, if any, the Executive will be responsible for the full cost of any premiums associated with such coverage, in such amount as determined by the Plan Administrator. The Plan Administrator has the right to modify or terminate such benefits or to increase the associated costs of such benefits if such benefits are modified or terminated or the costs are increased with respect to similarly situated Executives employed by the Company. Thereafter, Executive will be solely responsible for Executive’s and Executive’s dependents’ health benefits, including any additional COBRA premiums.

4.
Tax Obligations. Executive acknowledges that Executive is personally responsible for the payment of all federal, state, and local taxes that are due, or may be due, for any payments and other consideration received by me under this Release. Executive agrees to indemnify the

Company and hold the Company harmless, from any and all taxes, penalties and/or other assessments that the Company is, or may become, obligated to pay on account of any payments and other consideration made to me under this Release.

5.
Release. Executive acknowledges, pursuant to the Executive Severance Plan, as consideration for receiving the benefits described in Section 3(d) herein, that he must execute and not revoke the release of claims attached hereto as Annex A (the “Release and Non-Competition Agreement”). If Executive fails to properly execute such Release and Non-Competition Agreement and other documents or agreements within 45 days following receipt thereof, the Executive shall not be entitled to any payments or benefits under this Agreement.

Delivered to Executive this 26 day of April, 2022.

AGREED AND ACCEPTED:

Executive:		E2open, LLC:

/s/ Jarett J. Janik		/s/ Laura L. Fese

Date:	April 26, 2022	Title:	EVP – General Counsel and Secretary

Annex A

Release and Non-Competition Agreement

This Release and Non-Competition Agreement (“Agreement”) is entered into by and between E2open Parent Holdings, Inc. and its Affiliates and their subsidiaries (collectively, the “Company”) and (“Executive”). The Company and Executive will be jointly referred to as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the E2open Parent Holdings, Inc. Executive Severance Plan (the “Plan”).

WHEREAS, the Plan Administrator of the Plan has determined that Executive is an Eligible Executive under the terms of the Plan;

WHEREAS, the Plan requires Executive to sign and not revoke this Agreement in order to be eligible for the benefits under the Plan; and

WHEREAS, Executive has carefully read and fully understands all of the provisions and effects of this Agreement, which includes a general release and post-employment restrictions on Executive.

NOW, THEREFORE, Executive and the Company, for the good and sufficient consideration set forth below and intending to be legally bound, agree as follows:

1.
Separation from Employment. Executive agrees that Executive’s employment with the Company terminates or has been terminated effective August 31, 2022 (the “Separation Date”). Regardless of whether Executive signs this Agreement, Executive will be paid for all of Executive’s accrued but unused paid time off through the Separation Date. The Company will also pay Executive for all properly reported and reimbursable expenses incurred prior to the Separation Date. Following the Separation Date, Executive shall not be, or represent that Executive is, an Executive, agent, or representative of the Company, any of the other Releasees (as defined below), or any of their respective funds or portfolio companies and Executive shall take any actions required by the Company to effectuate the foregoing. Further, Executive will immediately and without the need for any additional action be deemed to have resigned from all directorships, committee memberships, officer positions and any other positions that Executive holds with the Company Group (as defined below), and agrees to take any actions as may be reasonably required to effectuate the foregoing. Executive’s execution of this Agreement will be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

2.
Severance Benefits. As of the Effective Date of this Agreement set forth below, and subject to Executive’s continued compliance with the provisions of this Agreement, Executive will receive the benefits set forth in the Transition Agreement, in accordance with the terms of the Plan including but not limited to the Limitation on Payments in Article IV and the Section 409A provisions in Section 5.13 thereof.

3.
No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the consideration specified in Section 2 and the Transition Agreement, except for Executive’s execution and non-revocation of this Agreement and the fulfillment of the promises contained herein.

4.
General Release of Claims.
a.
In exchange for the consideration provided to Executive pursuant to this Agreement, Executive, on behalf of Executive and all of Executive’s spouse, heirs, executors, administrators, successors, and assigns (collectively, “Releasors”), hereby knowingly and voluntarily releases and forever waives and discharges the Company and/or its current and former parents, affiliates, subsidiaries, divisions, predecessor companies, related companies, their successors and assigns, their affiliated and predecessor companies and the current and former Executives, attorneys, representatives, insurers, equityholders, owners, members, officers, general partners, limited partners, directors and agents thereof, and the current and former trustees or administrators of any pension or other benefit plan applicable to Executive or any other current or former executives of the Company, and investment funds or other investment vehicles managed by any of the foregoing and/or for which they perform services (collectively, with the Company, the “Company Group” and each a “Company Group Member”), and each Company Group Member’s respective current and former directors, members, trustees, controlling shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, Executives, agents, insurers, representatives, and attorneys (collectively with the Company Group, referred to throughout the remainder of this Agreement as “Releasees,” and each a “Releasee”), of and from any and all claims, including statutory claims, regulatory claims and claims under this Agreement, demands, debts, obligations, promises, controversies, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, rights, actions and causes of action, losses or liabilities of any nature whatsoever in law and in equity and any other claims, liabilities or matters, known or unknown, suspected or unsuspected, foreseen or unforeseen, whether accrued or contingent, which Executive or any of the other Releasors had, has or may have against the Releasees, or any of them, from the beginning of time through the date of execution of this Agreement, including, but not limited to, by reason of, arising out of, connected with, or concerning Executive’s employment or service with the Company and/or separation from the Company, except claims that the law does not permit Executive or any of the Releasors to waive (collectively, the “Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, whistleblowing laws, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation / PTO pay, expenses, severance pay, pay in lieu of notice, attorneys’ fees, or other compensation of any sort; claims related to equity or equity-based awards or costs, or other grants, awards, or warrants; claims related to any tangible or intangible property of Executive that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621 et seq., the Older Workers Benefit Protection Act, the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C. §206(a), the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Executive Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §§ 301, et seq., the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. §§ 2101 et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”) 42 U.S.C. §§ 2000ff, et seq., the Patient Protection and Affordable Care Act (“ACA”) 42 U.S.C. §§ 18001, et seq., all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C.§§ 1513(e) and 1514A, and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and any other applicable law, as such laws are amended from time to time.
b.
This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing, including (i) claims for workers’ compensation or unemployment benefits and vested retirement or welfare benefits, if any, under any Company sponsored plans; (ii) any right to enforce any term of this Agreement; (iii) any claims based on acts or events occurring after Executive signs this Agreement, except for claims arising from Executive’s employment or separation of employment with Company, which are being released by this Agreement; (iv) the right to file a charge or complaint with, or provide testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the EEOC; or (v) the right to report violations of any law administered by the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or make other disclosures protected under the whistleblower provisions of state or federal law. Notwithstanding the foregoing, if an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a), Executive hereby agrees not to accept, recover, or receive any resulting money damages or other relief that otherwise would be due; provided that Executive may receive financial awards from OSHA, SEC, or any other federal agency for reporting possible violations of federal law or regulation in cases where the law prohibits Executives from waiving their rights to receive such payments.

5.
Consult With an Attorney. The Company hereby advises Executive to consult with an attorney of Executive’s choice (and at Executive’s expense) before Executive signs this Agreement.

6.
Affirmations. Executive represents and agrees by signing below that, other than the Severance Benefits set forth in Section 2 above, Executive (a) has not been denied any leave or benefit requested, and has received all compensation for all hours worked for the Company; (b) is not entitled to any compensation or benefits under any other severance policy or plan maintained or followed by the Company; (c) has no known workplace injuries or occupational diseases; (d) is not aware of any alleged violations of the law or the Company’s agreements or policies by Executive or any other Executive or other party that have not been reported in writing to the Company’s Chief Executive Officer or Chairperson of the Board of Directors; and (e) is not aware of wrongdoing by the Company or its officers, including any alleged corporate fraud that should be reported to authorities.

7.
Confidentiality. The parties hereto agree that this Agreement and all matters relating to the terms and negotiation of this Agreement are Confidential Information and shall not be disclosed to any other person except as may be mutually agreed to in writing by the parties, as may be compelled by a valid order of a court of competent jurisdiction, or as may be reasonably necessary to comply with the requirements of federal, state, or local authorities or codes, or as related and strictly limited to statements made as part of Executive’s testimony, assistance or participation in an administrative investigation described in Section 4(b) above. The Parties hereto agree that the terms of this Agreement may be disclosed to Executive’s immediate family and each of the Parties’ accounting, payroll, legal, financial, and tax professionals and the appropriate members of the Company’s management or ownership.

8.
Return of Company Property and Company Information. Executive agrees to return, on or before the Separation Date, or earlier if directed by the Company, any and all of Company’s property in Executive’s possession, as well as any and all records, files, correspondence, reports and computer disks relating to the Company’s operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential cost and price characteristics and policies in his possession (including on any personal computer). The Executive and the Company agree that Executive may permanently retain the Company laptop, monitor, mouse, keyboard and any other peripheral related items following the Separation Date.

9.
Non-Disclosure of Confidential Information.
a.
The term “Confidential Information,” as used in this Agreement, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company, including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with the Company and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes information received by Executive from third parties in connection with Executive’s employment by the Company subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include information which (i) becomes generally known to and available for use by the public other than as a result of Executive’s violation of this Agreement; (ii) is or becomes generally available within the relevant business or industry other than as a result of Executive’s violation of this Agreement; or (iii) is or becomes available to Executive on a non-confidential basis from a source other than the Company, which source is not known by Executive, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Company.
b.
Executive acknowledges and agrees that all Confidential Information known or obtained by Executive, whether before or after the Separation Date and regardless of whether Executive participated in the discovery or development of such Confidential Information, is the property of the Company. Except as expressly authorized in writing by the Company or as necessary to perform Executive’s services while an Executive of the Company, Executive agrees that Executive will not, at any time, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose to any Person Confidential Information, unless such information is required to be produced by Executive under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, Executive shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.

10.
Whistleblower Protection. Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit Executive from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that Executive uses Executive’s reasonable efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) requests that such agency or entity treat such information as confidential. Executive does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosures. In addition, Executive has the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.

11.
Restrictive Covenants. Executive agrees that during Executive’s employment, Executive has had access to the Company’s Confidential Information. Such access and knowledge would put the Company at an unfair competitive disadvantage were Executive to use it on behalf of another person or entity. Therefore, during the twelve (12) month period following the Termination Date (the “Restriction Period”), Executive agrees that Executive shall not, directly or indirectly, for Executive’s own account, or on behalf of, or together with, any other Person (other than on behalf of the Company):
a.
own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, Executive, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit Executive’s name to be used in connection with, or develop products or services for, any Competing Business anywhere in any state of the United States or any other jurisdiction in which the Company conducts business. “Competing Business” means any business and operations that are the same or similar to those performed by the Company Group for which Executive provides services or about which Executive obtains confidential information during Executive’s employment or service with the Company Group; notwithstanding the foregoing, it shall not be a breach of this Section 11(a) for Executive to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;
b.
contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, a customer, supplier or agent of the Company or with which the Company or Executive had contact during Executive’s employment with the Company, to terminate their relationship with the Company, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between the Company and such customers, suppliers or agents; or
c.
hire any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, an Executive of the Company; or contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, an Executive of the Company for the purpose of seeking to have such Executive terminate his or her employment with the Company.
d.
Subject to Section 10, Executive will not, at any time during Executive’s employment with the Company or at any time thereafter, make any statement that is intended to disparage the Company Group or any of its businesses, products, services, directors or officers. The Board shall direct the Company’s senior officers and directors, at all times during Executive’s employment with the Company and again in connection with their termination of employment with the Company, not to make any statement that is intended to disparage the Executive. The foregoing non-disparagement provision is a mutual commitment by the Parties. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on Executive and the Board shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Board or the Company.

e.
In the event of a breach or threatened breach of this Section 11, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or temporary or permanent injunctive or other equitable relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition to any other relief, the prevailing party in any such action shall be entitled to recover its costs and attorneys’ fees. If a court holds that the duration, scope, or area restrictions stated herein are unreasonable, the parties agree that the court shall be allowed and directed to revise the restrictions to cover the maximum reasonable period, scope and area permitted by law.

12.
Acknowledgments. Executive acknowledges and agrees that: (a) Executive has occupied a position of trust and confidence with the Company and has become familiar with Confidential Information; (b) the Confidential Information is of unique, very substantial and immeasurable value to the Company; (c) the Company has required that Executive make the covenants set forth in Sections 7 through 11 herein as a condition to the execution by the Company of this Agreement; (d) the provisions of Sections 7 through 11 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Company, and will not, individually or in the aggregate, prevent Executive from obtaining other suitable employment during the period in which Executive is bound by such provisions; (e) the scope of the business of the Company is independent of location (such that it is not practical to limit the restrictions contained in Sections 7 through 11 to a specified county, city or part thereof); (f) the Company would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 through 11; and (g) the potential benefits to Executive available under this Agreement are sufficient to compensate Executive fully and adequately for agreeing to the terms and restrictions of this Agreement.

13.
Termination of Benefits for Violating this Agreement. In the event Executive breaches or fails to abide by the terms of this Agreement, then in addition to any other remedies which the Company may have pursuant to this Agreement or in equity or at law, the Company has the right to permanently discontinue the Severance Benefits described in Section 2 above and obtain restitution of any benefits provided to, or on behalf of, Executive pursuant to this Agreement.

14.
Governing Law, Jurisdiction and Costs. The law of the State of Texas shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Texas. Executive hereby agrees to submit to personal jurisdiction of said courts, and waives any right to challenge venue or claim that it is an inconvenient forum. Executive will reimburse the Company for all court costs and reasonable attorneys’ fees incurred in connection with any action the Company brings for a breach or threatened breach by Executive of any covenants contained in this Agreement if (i) Executive challenges the reasonableness or enforceability of such covenants or (ii) the Company is the prevailing party in such action.

15.
Severability. If any term, provision or paragraph of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.

16.
No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either of the parties or any of the Releasees of any liability, or evidence of any liability, wrongful acts or unlawful conduct of any kind against Executive or any other person.

17.
Cooperation. During Executive’s employment with the Company, Executive acknowledges that Executive has been involved in business matters on behalf of the Company. As a further material inducement to the Company to make the payments described herein, after the Separation Date, Executive hereby agrees to (a) provide Executive’s full and timely cooperation to the Company regarding its business matters, specifically including but not limited to matters over which Executive had responsibility or in which Executive was involved, as well as any legal, equitable, or business matters or proceedings which involve the Company or any of its Executives, officers, or directors; (b) be reasonably available for questions or inquiries by phone, text, or email, and at the Company’s reasonable request for any meetings or conferences deemed necessary to assist the Company; (c) cooperate in the defense of any actual and potential claims, litigation, inquiry, investigation, or other matter, action, or proceeding filed against the Company or its officers, directors, Executives or agents, including but not limited to, any actual or potential claims which may require Executive’s involvement post-employment; and (d) help transition Executive’s role and responsibilities to other Company personnel, and provide information in response to the Company’s requests and inquiries, in connection with Executive’s separation. The Company will pay reasonable travel and other expenses related to Executive’s cooperation in this regard. The Company agrees to provide reasonable advance notice of the need for Executive’s cooperation.

18.
Entire Agreement, Amendment and Construction. No prior or contemporaneous oral or written agreements or representations may be offered to alter the terms of this Agreement which represents the entire agreement and understanding of the parties with respect to the subject matter hereof. This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Sections. This Agreement shall be construed without regard to the party that drafted it. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any ambiguity shall not be interpreted against either party but shall, instead, be resolved in accordance with other applicable rules concerning the interpretation of contracts. The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.

19.
Counterparts; Electronic Delivery. This Agreement may be executed and delivered in one or more counterparts and email or other electronic transmission, each of which to be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of this Agreement and each party forever waives any such defense.

20.
Assignment. Company and Releasees have the right to assign this Agreement, but Executive does not. This Agreement inures to the benefit of the successors and assigns of the Company, who are intended third-party beneficiaries of this Agreement.

21.
Time to Consider and Revoke. Executive acknowledges that the terms of this Agreement fully comply with the Older Workers’ Benefits Protection Act of 1990 (“OWBPA”). Specifically, Executive acknowledges that:
a.
The terms of this Agreement are not only understandable, but they are fully understood by Executive;
b.
This Agreement specifically refers to Executive’s rights and claims under the federal ADEA, and Executive understands that such rights and claims are irrevocably being waived by Executive;
c.
The consideration recited in this Agreement is adequate to make it final and binding, and is in addition to payments or benefits to which Executive would otherwise be entitled as a former Executive of the Company;
d.
Executive has been advised to consult with an attorney before entering this Agreement, and has exercised such right to the extent Executive wishes to do so;
e.
Executive has been given adequate time, up to twenty-one (21) days if he/she so desires, to consider, execute, and return this Agreement to the Company to the attention of Ms. Joy Meier at joy.meier@e2open.com and Executive understands and acknowledges that any changes made to the Agreement, whether material or immaterial, will not re-start this twenty-one (21) day period; and
f.
Executive understands that this Agreement may be revoked by Executive up to seven (7) days after its execution, following which time it is final and binding (“Effective Date”). In order to revoke, Executive must deliver to the Company a signed written statement of revocation to the Company to the attention of Ms. Joy Meier at joy.meier@e2open.com, on or before the seventh day following Executive’s signing of the Agreement. If you do not revoke the Agreement during the seven-day revocation period, the Agreement will take effect on the eighth (8th) day after the date you sign the Agreement.

AGREED AND ACCEPTED:

Executive:		E2open, LLC:

/s/ Jarett J. Janik		/s/ Laura L. Fese

Date:	April 26, 2022	Title:	EVP – General Counsel and Secretary